Exhibit 99.1
NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Investors
Tony Paraino	Andrew Kirk
314.554.2182	314.554.3942
aparaino@ameren.com	akirk@ameren.com
For Immediate Release
Ameren Announces 2022 Results
and Issues Guidance for 2023 Earnings and Long-Term Growth
•2022 Diluted Earnings Per Share (EPS) were $4.14, Compared to $3.84 in 2021
•2023 Diluted EPS Guidance Range Established at $4.25 to $4.45
•2023 through 2027 Diluted EPS Compound Annual Growth Rate Guidance of 6% to 8% using 2023 Guidance Midpoint as a Base
ST. LOUIS (Feb. 15, 2023) — Ameren Corporation (NYSE: AEE) today announced 2022 net income attributable to common shareholders of $1,074 million, or $4.14 per diluted share, compared to 2021 net income attributable to common shareholders of $990 million, or $3.84 per diluted share.
Earnings results for 2022 were driven by solid operating performance and execution of the company's strategy. Higher earnings were the result of increased infrastructure investments across all business segments. Ameren Missouri earnings were positively impacted by higher weather-driven electric retail sales, new electric service rates effective Feb. 28, 2022, and higher energy efficiency performance incentives in 2022. Earnings also benefited from a higher allowed return on equity at Ameren Illinois Electric Distribution due to a higher 30-year U.S. Treasury bond yield in 2022 compared to 2021. Ameren Illinois Natural Gas earnings increased due to higher delivery service rates effective in late January 2021. These positive factors were partially offset by higher operations and maintenance expenses at Ameren Missouri and Ameren Illinois Natural Gas driven, in part, by unfavorable market returns in 2022 on company-owned life insurance investments compared to favorable market returns in the prior year and increased energy center-related costs. Finally, the earnings comparison also reflected increased interest expense, primarily due to higher long-term debt outstanding at Ameren Missouri and Ameren Parent.

"We made significant strides in executing our strategy during 2022, for the benefit of our customers, communities and shareholders," said Martin J. Lyons Jr., president and chief executive officer of Ameren Corporation. "This included advocating for constructive regulatory and legislative outcomes, accelerating our company-wide net zero carbon emissions goals and completing substantial energy infrastructure investments driving safer, more reliable and resilient service for customers as we transition to a cleaner energy future. In 2022 our residential customers honored us for the third year in a row with top quartile Midwest utility customer satisfaction scores. We are confident our achievements this year will provide significant long-term value for our customers, communities we serve, shareholders and the environment."
Ameren recorded net income attributable to common shareholders for the three months ended Dec. 31, 2022, of $163 million, or 63 cents per diluted share, compared to net income attributable to common shareholders of $125 million, or 48 cents per diluted share, for the same period in 2021.
The year-over-year increase in fourth quarter 2022 earnings was due to increased infrastructure investments across all of our business segments. In addition, the improvement reflected higher weather-driven electric retail sales at Ameren Missouri from colder-than-normal winter temperatures compared to milder-than-normal winter temperatures in the year-ago quarter. Ameren Missouri also benefited from higher energy efficiency performance incentives in 2022. Ameren Illinois Electric Distribution earnings benefited from a higher allowed return on equity due to a higher 30-year U.S. Treasury bond yield in 2022 compared to 2021. These factors were partially offset by increased charitable donations, higher operations and maintenance expenses at Ameren Missouri, primarily due to increased energy center-related costs, and higher interest expense at Ameren Parent, primarily due to higher short-term rates.
Earnings and Rate Base Guidance
Ameren expects 2023 diluted earnings per share to be in a range of $4.25 to $4.45. Ameren expects diluted earnings per share to grow at a 6% to 8% compound annual rate from 2023 through 2027, using the 2023 guidance range midpoint of $4.35 per share as the base. Ameren's multi-year earnings growth is expected to be driven by strong projected rate base growth of approximately 8% compounded annually from 2022 through 2027.
"We remain focused on strong long-term execution of our strategy, which includes investments to modernize the energy grid and transition to a cleaner energy portfolio in a responsible fashion. This, along with our relentless focus on disciplined cost management, will continue to deliver superior and consistent value to our customers, the communities we serve, our shareholders and the environment," Lyons said.
Ameren's earnings guidance for 2023 and multi-year growth expectations assume normal temperatures and are subject to the effects of, among other things: 30-year U.S. Treasury bond yields in 2023; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri 2022 earnings were $562 million, compared to 2021 earnings of $518 million. The year-over-year improvement reflected increased earnings on infrastructure investments, higher weather-driven electric retail sales and new electric service rates effective Feb. 28, 2022. Earnings also benefited from higher energy efficiency performance incentives in 2022. These favorable factors were partially offset by higher other operations and maintenance expenses driven, in part, by unfavorable market returns in 2022 on company-owned life insurance investments compared to favorable market returns in the prior year and an increase in energy center-related costs.

Finally, the earnings comparison also reflected increased interest expense, primarily due to higher long-term debt outstanding.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution 2022 earnings were $202 million, compared to 2021 earnings of $165 million. The year-over-year improvement reflected increased earnings on infrastructure investments and a higher allowed return on equity due to a higher average 30-year U.S. Treasury bond yield in 2022 compared to 2021.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas 2022 earnings were $123 million, compared to 2021 earnings of $108 million. The year-over-year improvement reflected increased earnings on infrastructure investments and higher delivery service rates effective late January 2021, partially offset by higher other operations and maintenance expenses.
Ameren Transmission Segment Results
Ameren Transmission 2022 earnings were $263 million, compared to 2021 earnings of $230 million. The year-over-year improvement reflected increased earnings on infrastructure investments, as well as the absence of the 2021 FERC order addressing the historical recovery of materials and supplies inventories.
Ameren Parent Results (includes items not reported in a business segment)
Ameren Parent results for 2022 reflected a loss of $76 million, compared to a 2021 loss of $31 million. The year-over-year comparison reflected higher interest expense due to higher rates on short-term debt and higher long-term debt outstanding, increased charitable donations and a higher effective tax rate primarily driven by company-owned life insurance investment performance in 2022.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, Feb. 16 to discuss 2022 earnings, 2023 earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q4 2022 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News and Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, projections, strategies, targets, estimates, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2021 and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:
•regulatory, judicial, or legislative actions, and any changes in regulatory policies and ratemaking determinations, that may change regulatory recovery mechanisms, such as those that may result from the impact of a final ruling to be issued by the United States District Court for the Eastern District of Missouri regarding its September 2019 remedy order for the Rush Island Energy Center, the MoPSC staff review of the planned Rush Island Energy Center retirement, Ameren Missouri's electric regulatory rate review filed in August 2022 with the MoPSC, Ameren Illinois' Multi-Year Rate Plan (MYRP) electric distribution service regulatory rate review filed in January 2023 with the ICC, Ameren Illinois' natural gas regulatory rate review filed in January 2023 with the ICC, and the August 2022 United States Court of Appeals for the District of Columbia Circuit ruling that vacated FERC's Midcontinent Independent System Operator (MISO) return on equity-determining orders and remanded the proceedings to the FERC;
•our ability to control costs and make substantial investments in our businesses, including our ability to recover costs and investments, and to earn our allowed return on equity (ROEs), within frameworks established by our regulators, while maintaining affordability of our services for our customers;
•the effect of Ameren Illinois’ use of the performance-based formula ratemaking framework for its electric distribution service under the Illinois Energy Infrastructure Modernization Act, which established and allows for a reconciliation of electric distribution service rates through 2023, its participation in electric energy-efficiency programs, and the related impact of the direct relationship between Ameren Illinois’ ROE and the 30-year United States Treasury bond yields;
•the effect and duration of Ameren Illinois' election to utilize MYRPs for electric distribution service ratemaking effective for rates beginning in 2024, including the effect of the reconciliation cap on electric distribution revenue requirement;
•the effect on Ameren Missouri of any customer rate caps or limitations on increasing the electric service revenue requirement pursuant to Ameren Missouri’s election to use the plant-in-service accounting (PISA);
•Ameren Missouri's ability to construct and/or acquire wind, solar, and other renewable energy generation facilities and battery storage, as well as natural gas-fired combined cycle energy centers, retire fossil fuel-fired energy centers, and implement new or existing customer energy efficiency programs, including any such construction, acquisition, retirement, or implementation in connection with its Smart Energy Plan, integrated resource plan, or emissions reduction goals, and to recover its cost of investment, a related return, and, in the case of customer energy-efficiency programs, any lost margins in a timely manner, each of which is affected by the ability to obtain all necessary regulatory and project approvals, including certificates of convenience and necessity from the MoPSC or any other required approvals, for the addition of renewable resources;
•Ameren Missouri's ability to use or transfer federal production and investment tax credits related to renewable energy projects; the cost of wind, solar, and other renewable generation and storage technologies; and our ability to obtain timely interconnection agreements with the MISO or other regional transmission organizations (RTOs) at an acceptable cost for each facility;
•the success of competitive bids related to requests for proposals associated with the MISO’s long-range transmission planning;
•the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments, including as they relate to the construction and acquisition of electric and natural gas utility infrastructure and the ability of counterparties to complete projects, which is dependent upon the availability of necessary materials and equipment, including those obligations that are affected by supply chain disruptions;
•advancements in energy technologies, including carbon capture utilization, and sequestration, hydrogen fuel for electric production and energy storage, next generation nuclear, and large-scale long-cycle battery energy storage, and the impact of federal and state energy and economic policies with respect to those technologies;
•the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, foreign trade, and energy policies;
•the effects of changes in federal, state, or local tax laws, or rates, including the effects of the Inflation Reduction Act (IRA), and the 15% minimum tax on adjusted financial statement income, as well as additional regulations, interpretations, amendments, or technical corrections to or in connection with the IRA, and challenges to the tax positions we have taken, if any, as well as resulting effects on customer rates and the recoverability of the minimum tax imposed under the IRA;
•the effects on energy prices and demand for our services resulting from technological advances, including advances in customer energy efficiency, electric vehicles, electrification of various industries, energy storage, and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;
•the cost and availability of fuel, such as low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of natural gas for distribution and purchased power, including capacity, zero emission credits, renewable energy credits, emission allowances; and the level and volatility of future market prices for such commodities and credits;
•disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from the one Nuclear Regulatory Commission-licensed supplier of Ameren Missouri's Callaway Energy Center assemblies;
•the cost and availability of transmission capacity for the energy generated by Ameren Missouri's energy centers or required to satisfy Ameren Missouri's energy sales;
•the effectiveness of our risk management strategies and our use of financial and derivative instruments;
•the ability to obtain sufficient insurance, or in the absence of insurance, the ability to timely recover uninsured losses from our customers;
•the impact of cyberattacks and data security risks on us or our suppliers, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information;
•acts of sabotage, which have increased in frequency and severity within the utility industry, war, terrorism, or other intentionally disruptive acts;
•business, economic, and capital market conditions, including the impact of such conditions on interest rates, inflation, and investments;
•the impact of inflation or a recession on our customers and the related impact on our results of operations, financial position, and liquidity;

•disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity, and our ability to access the capital markets on reasonable terms when needed;
•the actions of credit rating agencies and the effects of such actions;
•the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages and the level of wind and solar resources;
•the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;
•the ability to maintain system reliability during the transition to clean energy generation by Ameren Missouri and the electric utility industry as well as Ameren Missouri’s ability to meet generation capacity obligations;
•the effects of failures of electric generation, electric and natural gas transmission or distribution, or natural gas storage facilities systems and equipment, which could result in unanticipated liabilities or unplanned outages;
•the operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, as well as the ability to recover costs associated with such outages and the impact of such outages on off-system sales and purchased power, among other things;
•Ameren Missouri’s ability to recover the remaining investment and decommissioning costs associated with the retirement of an energy center, as well as the ability to earn a return on that remaining investment and those decommissioning costs;
•the impact of current environmental laws and new, more stringent, or changing requirements, including those related to the New Source Review and carbon dioxide, other emissions and discharges, Illinois emission standards, cooling water intake structures, coal combustion residuals, energy efficiency, and wildlife protection, that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our operating costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;
•the impact of complying with renewable energy standards in Missouri and Illinois and with the zero emission standard in Illinois;
•the effectiveness of Ameren Missouri's customer energy-efficiency programs and the related revenues and performance incentives earned under its MEEIA programs;
•Ameren Illinois' ability to achieve the performance standards applicable to its electric distribution business and electric customer energy-efficiency goals and the resulting impact on its allowed ROE;
•labor disputes, work force reductions, changes in future wage and employee benefits costs, including those resulting from changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;
•the impact of negative opinions of us or our utility services that our customers, investors, legislators, regulators, creditors, or other stakeholders may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or to protect sensitive customer information, increases in rates, negative media coverage, or concerns about environmental, social, and/or governance practices;
•the impact of adopting new accounting guidance;
•the effects of strategic initiatives, including mergers, acquisitions, and divestitures;
•legal and administrative proceedings;
•the length and severity of the COVID-19 pandemic, and its impacts on our results of operations, financial position, and liquidity; and
•the impacts of the Russian invasion of Ukraine, related sanctions imposed by the U.S. and other governments, and any broadening of the conflict, including potential impacts on the cost and availability of fuel, natural gas, enriched uranium, and other commodities, materials, and services, the inability of our counterparties to perform their obligations, disruptions in the capital and credit markets, and other impacts on business, economic, and geopolitical conditions, including inflation.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events. # # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating Revenues:
Electric	$1,610	$1,189	$6,581	$5,297
Natural gas	436	356	1,376	1,097
Total operating revenues	2,046	1,545	7,957	6,394
Operating Expenses:
Fuel	97	159	473	581
Purchased power	489	127	1,547	606
Natural gas purchased for resale	226	167	657	442
Other operations and maintenance	510	485	1,937	1,774
Depreciation and amortization	324	290	1,289	1,146
Taxes other than income taxes	124	120	539	512
Total operating expenses	1,770	1,348	6,442	5,061
Operating Income	276	197	1,515	1,333
Other Income, Net	46	51	226	202
Interest Charges	130	93	486	383
Income Before Income Taxes	192	155	1,255	1,152
Income Taxes	28	29	176	157
Net Income	164	126	1,079	995
Less: Net Income Attributable to Noncontrolling Interests	1	1	5	5
Net Income Attributable to Ameren Common Shareholders	$163	$125	$1,074	$990

Earnings per Common Share – Basic	$0.63	$0.48	$4.16	$3.86

Earnings per Common Share – Diluted	$0.63	$0.48	$4.14	$3.84

Weighted-average Common Shares Outstanding – Basic	259.1	257.6	258.4	256.3
Weighted-average Common Shares Outstanding – Diluted	260.2	258.9	259.5	257.6

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$10	$8
Accounts receivable - trade (less allowance for doubtful accounts)	600	434
Unbilled revenue	446	301
Miscellaneous accounts receivable	54	85
Inventories	667	592
Current regulatory assets	354	319
Investments in industrial development revenue bonds	240	8
Current collateral assets	142	66
Other current assets	155	155
Total current assets	2,668	1,968
Property, Plant, and Equipment, Net	31,262	29,261
Investments and Other Assets:
Nuclear decommissioning trust fund	958	1,159
Goodwill	411	411
Regulatory assets	1,426	1,289
Pension and other postretirement benefits	411	756
Other assets	768	891
Total investments and other assets	3,974	4,506
TOTAL ASSETS	$37,904	$35,735
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$340	$505
Short-term debt	1,070	545
Accounts and wages payable	1,159	1,095
Other current liabilities	797	681
Total current liabilities	3,366	2,826
Long-term Debt, Net	13,685	12,562
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes and investment tax credits, net	3,804	3,499
Regulatory liabilities	5,309	5,848
Asset retirement obligations	763	757
Other deferred credits and liabilities	340	414
Total deferred credits and other liabilities	10,216	10,518
Shareholders’ Equity:
Common stock	3	3
Other paid-in capital, principally premium on common stock	6,860	6,502
Retained earnings	3,646	3,182
Accumulated other comprehensive income (loss)	(1)	13
Total shareholders’ equity	10,508	9,700
Noncontrolling Interests	129	129
Total equity	10,637	9,829
TOTAL LIABILITIES AND EQUITY	$37,904	$35,735

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2022	2021
Cash Flows From Operating Activities:
Net income	$1,079	$995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,438	1,277
Amortization of debt issuance costs and premium/discounts	21	23
Deferred income taxes and investment tax credits, net	170	156
Allowance for equity funds used during construction	(43)	(43)
Stock-based compensation costs	24	22
Other	68	19
Changes in assets and liabilities	(494)	(788)
Net cash provided by operating activities	2,263	1,661
Cash Flows From Investing Activities:
Capital expenditures	(3,351)	(3,479)
Nuclear fuel expenditures	(29)	(44)
Purchases of securities – nuclear decommissioning trust fund	(229)	(452)
Sales and maturities of securities – nuclear decommissioning trust fund	216	439
Other	23	8
Net cash used in investing activities	(3,370)	(3,528)
Cash Flows From Financing Activities:
Dividends on common stock	(610)	(565)
Dividends paid to noncontrolling interest holders	(5)	(5)
Short-term debt, net	522	55
Maturities of long-term debt	(505)	(8)
Issuances of long-term debt	1,467	1,997
Issuances of common stock	333	308
Redemptions of Ameren Illinois preferred stock	—	(13)
Employee payroll taxes related to stock-based compensation	(16)	(17)
Debt issuance costs	(18)	(18)
Other	—	(13)
Net cash provided by financing activities	1,168	1,721
Net change in cash, cash equivalents, and restricted cash	61	(146)
Cash, cash equivalents, and restricted cash at beginning of year	155	301
Cash, cash equivalents, and restricted cash at end of year	$216	$155

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,227	2,882	13,915	13,366
Commercial	3,275	3,143	13,826	13,556
Industrial	994	1,012	4,090	4,151
Street lighting and public authority	22	23	76	81
Ameren Missouri retail load subtotal	7,518	7,060	31,907	31,154
Off-system sales	1,545	2,913	7,645	7,425
Ameren Missouri total	9,063	9,973	39,552	38,579
Ameren Illinois Electric Distribution
Residential	2,610	2,568	11,708	11,620
Commercial	2,888	2,864	11,867	11,795
Industrial	2,670	2,820	10,981	11,076
Street lighting and public authority	96	103	410	430
Ameren Illinois Electric Distribution total	8,264	8,355	34,966	34,921
Eliminate affiliate sales	(50)	(148)	(190)	(412)
Ameren total	17,277	18,180	74,328	73,088
Electric Revenues (in millions):
Ameren Missouri
Residential	$311	$268	$1,578	$1,445
Commercial	251	227	1,219	1,126
Industrial	61	59	290	280
Other, including street lighting and public authority	70	41	171	170
Ameren Missouri retail load subtotal	$693	$595	$3,258	$3,021
Off-system sales and capacity	190	74	591	191
Ameren Missouri total	$883	$669	$3,849	$3,212
Ameren Illinois Electric Distribution
Residential	$371	$228	$1,325	$933
Commercial	197	143	768	545
Industrial	54	41	199	135
Other, including street lighting and public authority	(7)	—	(36)	26
Ameren Illinois Electric Distribution total	$615	$412	$2,256	$1,639
Ameren Transmission
Ameren Illinois Transmission(a)	$104	$88	$424	$365
ATXI	46	50	192	199
Eliminate affiliate revenues	—	(2)	(1)	(2)
Ameren Transmission total	$150	$136	$615	$562
Other and intersegment eliminations	(38)	(28)	(139)	(116)
Ameren total	$1,610	$1,189	$6,581	$5,297
(a)Includes $29 million, $17 million, $104 million and $66 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Gas Sales - dekatherms (in millions):
Ameren Missouri	7	6	22	21
Ameren Illinois Natural Gas	53	48	182	174
Ameren total	60	54	204	195
Gas Revenues (in millions):
Ameren Missouri	$67	$42	$197	$141
Ameren Illinois Natural Gas	369	315	1,180	957
Eliminate affiliate revenues	—	(1)	(1)	(1)
Ameren total	$436	$356	$1,376	$1,097
		December 31, 2022		December 31, 2021
Common Stock:
Shares outstanding (in millions)		262.0		257.7
Book value per share		$40.11		$37.64